Exhibit 10.1

Majesco Entertainment Company

2012 Executive Officer Incentive Bonus Program

The 2012 incentive bonus program of Majesco Entertainment Company (the “Company”) applies to the Company’s executive officers and other management. The program is comprised of two components, a funding component and an allocation component. The funding component is the basis on which the dollar amount of the bonus pool to be allocated among all participants is calculated and is based on the achievement by the Company of financial and operational goals (the “Goals”). The allocation component is the basis on which the actual bonus amount will be paid to each participant.

If the Company meets all of the Goals set forth below, the bonus pool for the executive officers will be $488,000 (the “Bonus Target”). The Bonus Target is determined as follows:

GOALS

The financial goal accounts for 75% of the Bonus Target, and is determined by a measure of net income as adjusted for certain non-operational items.

The purpose of the operational goals (the “Operational Goals”) is to provide incentives for activities important to the Company’s long-term value, outside of immediate financial impact. The Operational Goals account for 25% of the Bonus Target, and address the following areas:

•	Digital Platforms
•	Franchise Creation

ALLOCATION

The Bonus Target will be allocated pro rata among the participants based on their target bonus amounts set forth below. If any participant is not entitled to a payment, their pro rata portion will not be allocated to the other participants.

Name	Position	Target Bonus
Jesse Sutton	Chief Executive Officer	100% of annual salary, or $363,000
Michael Vesey	Chief Financial Officer	50% of annual salary, or $125,000